Exhibit 99(9)
May 19, 2010
VIA EDGAR
National Security Life and Annuity Company
One Financial Way
Cincinnati, OH 45242
Re: National Security Variable Account N (1933 Act File No. 333-164076; 1940 Act File No. 811-10619)
Ladies and Gentlemen:
With reference to the above-mentioned registration statement on Form N-4 (“Registration Statement”) filed by National Security Life and Annuity Company (the “Company”) as depositor, and Variable Account N, as Registrant, with the Securities and Exchange Commission covering the individual variable annuity contracts described therein, it is my opinion that:
1.	The Company is duly organized and existing under the laws of the New York.

2.	The contracts will be legal and binding obligations of the Company in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate. These opinions are made as of the date hereof.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Kimberly A. Plante
Kimberly A. Plante, Esq.